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                                   EXHIBIT 19
                             TO REPORT ON FORM 10-Q
                      FOR THE PERIOD ENDED MARCH 31, 1995
                     FIRST OF MICHIGAN CAPITAL CORPORATION


FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, made, executed, and delivered as of the 24th day of January, 1995, by and among First of Michigan Capital Corporation, a Delaware corporation (the "Company"), its principal subsidiary, First of Michigan Corporation ("FoM"), and Steve Gasper, Jr. ("Employee")

                                   WITNESSETH

         WHEREAS, on April 1, 1994, the Company, FoM, and Employee entered into an Employment Agreement (the "Existing Employment Agreement") for the employment of Employee as the chief executive officer of the Company and FoM; and
         WHEREAS, to better reflect their mutual understanding of the terms of Employee's employment, the parties now desire to amend the Existing Employment Agreement in certain respects;
         NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

                 1.       AMENDMENT OF EXISTING EMPLOYMENT AGREEMENT.
                          (a) Section 3 of the Existing Employment Agreement is hereby amended in its entirety to read as follows:
                          "3.  CASH COMPENSATION.     As full cash compensation
                          for all services to be performed by Employee hereunder, the Company or FoM shall pay to Employee the following:
                                  (a) salary at the rate of $100,000 per year payable at the intervals at which other executive officers of the Company are paid;
                                  (b)   a quarterly bonus payable in arrears
                          through March 31, 1997 in the amount of $125,000 per quarter, reduced by a monthly draw of $6,667 to be advanced to Employee against such quarterly bonus as of the 15th of each month; and
                                  (c)   commencing with the Company's fiscal
                          year ending September 29, 1995, an additional incentive bonus (if earned) payable after fiscal year-end in an amount determined under a performance formula to be developed by the Company (with Employee participating) prior to the end of such 1995 fiscal year in consultation with the Company's compensation consultants;

provided, however, that the amount of any incentive bonus that otherwise would become payable hereunder pursuant to subsection (c) above in respect of the Company's 1995, 1996 or 1997 fiscal years shall be reduced by the aggregate amount of quarterly bonuses (including draws) paid Employee in respect of such fiscal year pursuant to subsection (b) above; and provided further, that although the current members of the Company Board believe it to be appropriate and in the best interests of the Company and its shareholders to provide employee with incentive bonus compensation as contemplated in subsection (c), in the event the Company Board hereafter determines, prior to the Company's
1996 annual meeting of shareholders, that it is advisable in light of the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, that the performance formula referenced in subsection (c) be submitted to the Company's shareholders for their approval, then such formula shall be so submitted for shareholder approval (no later than at such 1996 annual meeting) and no compensation shall be payable to Employee pursuant to subsection (c) unless and until such approval is obtained."
                          (b) Section 6 of the Existing Employment Agreement is hereby amended in its entirety to read as follows:
                          "6.  RELOCATION EXPENSES.     The Company shall pay
                          or reimburse to Employee the real estate commissions upon the sale of his current principal residence, his reasonable expenses for temporary lodging in the Detroit metropolitan area (for a period ending no later than June 30, 1994), the expenses of moving the household goods currently located
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                          at his principal residence to his new non-temporary
                          residence in the Detroit metropolitan area and any necessary expense of storing such goods until such new residence becomes available (but in any event for no longer than a period ending June 30, 1994), and the travel expenses of Employee and the other members of his household incident to their relocation to Michigan in connection with his employment hereunder. In addition, the Company shall make a so-called "gross up" payment to Employee covering the aggregate amount of Federal, State of Michigan, and City of Detroit income taxes, Medicare taxes, and any Social Security taxes payable by him (whether directly or through withholding) as a result of the relocation expense amounts (including, without limitation, the amount of such gross up payment) payable to him by the Company under this Section 6."


                 2.       REAFFIRMATION.     In all other respects, the
         Existing Employment Agreement is hereby reaffirmed as written.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                               FIRST OF MICHIGAN CAPITAL
                                               CORPORATION


                                               BY    /s/ Joseph M. Mengden
                                                   -----------------------------
                                                   JOSEPH M. MENGDEN
                                                   CHAIRMAN


                                               FIRST OF MICHIGAN CORPORATION


                                               BY    /s/ Joseph M. Mengden
                                                   -----------------------------
                                                   JOSEPH M. MENGDEN
                                                   CHAIRMAN



                                                     /s/ Steve Gasper, Jr.
                                                   -----------------------------
                                                   STEVE GASPER, JR.
                                                   PRESIDENT AND CHIEF
                                                   EXECUTIVE OFFICER